Exhibit 99(h)(xliv)

EXPENSE Limitation/reimbursement AGREEMENT

This Agreement is entered into as of [●], by and between SIRIOS CAPITAL MANAGEMENT, L.P. (the “Adviser”) and FUNDVANTAGE TRUST (the “Trust”), on behalf the Sirios Long/Short Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses do not exceed the levels described below;

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that from the commencement of operations of the Fund through April 30, 2020, it will to waive or otherwise reduce its compensation and/or reimburse certain expenses for the Fund to the extent necessary to ensure that the Fund’s “Other Expenses,” excluding taxes, any class-specific fees and expenses (such as Rule 12b-1 distribution fees, shareholder service fees or transfer agency fees), “Acquired Fund Fees and Expenses” (as defined in Form N-1A), dividend and interest expense on short sales of securities, interest, extraordinary items and brokerage commissions, do not exceed 0.19% of average daily net assets of the Fund (the “Expense Limitation”).

Fee Recovery. The Adviser shall be entitled to recover from the Fund, subject to approval by the Board of Trustees of the Trust, amounts waived, reduced or reimbursed by the Adviser with respect to the Fund pursuant to this Agreement for a period of up to three (3) years from the year in which the Adviser reduced its compensation and/or assumed expenses for the Fund. The Adviser is permitted to seek recoupment of fees waived or expenses reimbursed are limited to the lesser of (a) the Expense Limitation in effect at the time fees were waived or expenses were reimbursed, or (b) the Expense Limitation in effect at the time of recoupment. No reimbursement will occur unless the Fund’s expenses are below the Expense Limitation

Term. This Agreement shall terminate on April 30, 2020, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Expense Limitation/Reimbursement Agreement to be executed in its name and on its behalf by its duly authorized representative as of the day and year first above written.

FUNDVANTAGE TRUST, on behalf of Sirios Long/Short Fund

By:
Joel Weiss
President

SIRIOS CAPITAL MANAGEMENT, L.P.

By:
John F. Brennan, Jr.
Managing Director